Exhibit 99.2

PRESS RELEASE

Direct Edge and International Securities Exchange Complete

Partnership Transaction

ISE Stock Exchange Becomes Direct Edge Subsidiary

J.P. Morgan Increases Direct Edge Investment

JERSEY CITY, NJ & NEW YORK, NY December 23, 2008—Direct Edge Holdings (Direct Edge), the parent company of Direct Edge ECN, and the International Securities Exchange (ISE) announced today that they have completed the transaction through which the ISE Stock Exchange has become a wholly owned subsidiary of Direct Edge Holdings. Upon completion of the transaction, ISE also gained a significant equity stake in Direct Edge.

“Through this transformative partnership, Direct Edge will further accelerate its rapid rise as a major market center,” said Direct Edge CEO William O’Brien. “In addition to facilitating our transition to exchange status, Direct Edge has gained immediate direct access to the National Market System, inherited innovative products such as the MidPoint MatchSM, improved its technology and infrastructure, and expanded our talent base. Our partnership with the ISE creates a foundation from which Direct Edge will continue to build a lasting franchise.”

“We are excited to become a significant strategic partner in Direct Edge and to support their rapid growth in the US equities market by providing them with our technology and regulatory expertise,” said Gary Katz, President and CEO of ISE. “Our strengths complement each other and provide a strong basis for continued expansion and innovation. As we move forward, our new partnership will enable us to look for additional areas where we can work together to enhance our respective marketplaces.”

ISE now has a 31.54% ownership stake in Direct Edge, with Knight Capital Group, Inc., Citadel Derivatives Group, and Goldman Sachs each retaining a 19.9% ownership interest. Direct Edge further announces that, through the acquisition of ISE Stock Exchange Units in advance of the closing of this transaction, J.P. Morgan has increased its ownership stake in Direct Edge. The remaining ownership is held by other former ISE Stock Exchange strategic partners, including Deutsche Bank, Merrill Lynch, Nomura Securities, and Sun Trading.

Direct Edge will continue with its efforts to submit two Form 1 applications to gain exchange status for the purpose of operating EDGA and EDGX as newly-registered national securities exchanges. Until SEC approval of the two exchange licenses is granted, Direct Edge will utilize the ISE Stock Exchange for quotation display and trade-through protection in the National Market System. During this period, the ISE Stock Exchange will continue to operate as a facility of ISE, LLC. ISE will also provide data center and regulatory services for Direct Edge exchange subsidiaries once they become part of the National Market System.

About Direct Edge

Direct Edge offers the next generation of displayed markets. With U.S. cash equities volume routinely exceeding 1 billion shares per day, Direct Edge uses multiple ECN and exchange platforms and unique order types to match complementary forms of liquidity based on sensitivity to transaction cost, fill rate, fill speed, and contra-side sophistication, while maintaining high execution quality and low latencies. Headquartered in Jersey City, N.J., Direct Edge is owned by a consortium that includes the International Securities Exchange, Knight Capital Group, Inc., Citadel Derivatives Group, The Goldman Sachs Group, and J.P. Morgan. More information about Direct Edge is available at http://www.directedge.com. Everybody Needs Some Edge.

About ISE

The International Securities Exchange (ISE) operates the world’s largest equity options exchange and offers options trading on over 2,000 underlying equity, ETF, index, and FX products. As the first all-electronic options exchange in the U.S., ISE transformed the options industry by creating efficient markets through innovative market structure and technology. ISE continues to expand its marketplace through the ongoing development of enhanced trading functionality and new product introductions. As part of its product suite, ISE provides enhanced market data for sophisticated investors and a portfolio of proprietary indexes that serve as the benchmark for a family of related exchange-traded fund (ETF) and options products. Regulated by the Securities and Exchange Commission (SEC) and a member-owner of The Options Clearing Corporation (OCC), ISE provides investors with an efficient, transparent marketplace for price and liquidity discovery on centrally cleared options products.

ISE is a wholly owned subsidiary of Eurex, a leading global derivatives exchange. Eurex itself is jointly owned by Deutsche Börse AG (Ticker: DB1) and SIX Swiss Exchange AG. Together, Eurex and ISE are the global market leader in individual equity and equity index derivatives. For more information, visit www.ise.com.

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MEDIA CONTACTS:

DIRECT EDGE:

Rafi Reguer

Direct Edge

201-942-8234

Rreguer@directedge.com

ISE:

Molly H. McGregor

International Securities Exchange

212-897-0275

mmcgregor@ise.com